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                         MAX & ERMA'S RESTAURANTS, INC.

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                                  Exhibit 4(a)

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                         MAX & ERMA'S RESTAURANTS, INC.

          1996 EMPLOYEE INCENTIVE STOCK PURCHASE AND MANAGER BONUS PLAN


SECTION 1.        DEFINITIONS.

         "Bonus" means the quarterly bonus paid to Eligible General Managers who are selected by the Board or Committee to receive a Bonus under the Plan. The Bonus amount shall be determined quarterly by the Board or Committee for Eligible General Managers selected by the Board or Committee.

         "Bonus Pay Date" means the 19th day after the last day of a fiscal quarter. The cash portion of Bonuses, if any, will be paid on the Bonus Pay Date and the Share portion, if any, will be delivered as soon as possible after the Bonus Pay Date.

         "Board" means the Board of Directors of the Company.

         "Committee" refers to the Committee designated by the Board to administer the Plan, if the Board elects to designate such a committee.

         "Company" means Max & Erma's Restaurants, Inc., a Delaware corporation.

         "Effective Date" means October 30, 1995.

         "Eligible Employees" means only those employees of the Company who on an Offering Date:

               (i) are selected by the Board or the Committee to participate in an Offering, and

               (ii) are not directors or officers of the Company.

         "Eligible General Managers" means those General Managers who have completed at least one fiscal quarter of service as a General Manager.

         "Expiration Date" means the day on which an Offering shall expire. The Expiration Date is the 19th day from the Offering Date. Shares purchased by Eligible Employees will be delivered as soon as possible after the Expiration Date and after the Purchase Price has been paid in full.

         "General Manager" means those Employees of the Company who serve as general managers of the Company's restaurants.

         "Holding Period" means eighteen (18) months from the Expiration Date or Bonus Pay Date.


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         "Offering" means the offering of Shares to Eligible Employees pursuant to the Plan that occurs on each Offering Date.

         "Offering Date" means the first day of each fiscal quarter during any Plan Year when an Offering commences.

         "Participant" means an Eligible Employee who elects to participate in the Plan or an Eligible General Manager.

         "Plan" means the Max & Erma's Restaurants, Inc. 1996 Employee Incentive Stock Purchase and Manager Bonus Plan.

         "Plan Administrator" means the officer of the Company selected by the Board or Committee to administer the Plan.

         "Plan Year" means the Company's fiscal year, except that the first Plan Year will begin on the Effective Date and will end October 27, 1996.

         "Purchase Price" means the Purchase Price per Share as determined in accordance with Section 8 hereof. Shares issued to Eligible Employees will be delivered as soon as possible after the Purchase Price has been paid in full.

         "Shares" means shares of the Company's common stock, $.10 par value.

SECTION 2.        PURPOSE AND EFFECT.

         The Plan provides Eligible Employees and Eligible General Managers with an opportunity to purchase Shares and is intended as an employment incentive and to encourage stock ownership in order to enhance the Company's economic progress.

SECTION 3.        ADMINISTRATION OF THE PLAN.

         The Plan will be administered by the Plan Administrator. The Board or the Committee will have authority to make rules and regulations for the administration of the Plan, and the Board's or the Committee's interpretations and decisions with regard to the Plan will be final and conclusive.

SECTION 4.        SHARES TO BE MADE AVAILABLE UNDER THE PLAN.

         Subject to adjustment in accordance with Section 17 hereof, 100,000 Shares are made available under the Plan for sale to and purchase by Eligible Employees and Eligible General Managers.



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SECTION 5.        ELIGIBLE EMPLOYEE OFFERING.

         Each Eligible Employee on an Offering Date will be entitled to purchase, in the manner and on the terms herein provided, the number of Shares determined by the Board or the Committee at the Purchase Price set forth in
Section 8 below.

SECTION 6.        ELIGIBLE EMPLOYEE ENTRY INTO PLAN; PAYMENT FOR SHARES.

         The Plan Administrator will notify all Eligible Employees the terms of Offerings as established by the Board or Committee from time to time. Any Eligible Employee may become a Participant in the Plan by, prior to the Expiration Date of an Offering, notifying the Plan Administrator of such Eligible Employee's election to participate in the Plan. Payment for Shares by Eligible Employees will be made via payroll deductions and Shares will not be issued until the Purchase Price is paid in full.

SECTION 7.        ELIGIBLE MANAGER BONUS.

         If an Eligible General Manager is selected by the Board or Committee to receive a Bonus under the Plan, the Plan Administrator will notify him or her of the terms of the Bonus. The Board or the Committee will determine what minimum portion of the Bonus, if any, will be payable in Shares. Eligible General Managers will determine the portions of the remainder, if any, that they desire to be paid in Shares. If an Eligible General Manager desires to have a portion of the remainder part of his or her bonus paid in Shares, the Eligible General Manager should indicate that decision to the Plan Administrator prior to the Bonus Pay Date. The Share portion of the Bonus will be paid in the number of Shares at the Purchase Price that equals the total Bonus less the amount of the Bonus paid in cash. For Example, if an Eligible General Manager's Bonus is $1,500.00 and the Board determines that one half of the Bonus should be paid in Shares, and the closing price for Shares on the last business day of the quarter was $10.00, the Eligible General Manager would receive a check for $750.00 and 150 Shares ($750/($10.00 x 50%)).

SECTION 8.        PURCHASE PRICE.

         The Purchase Price per Share sold to Participants in any Offering or granted as part of a Bonus shall be 50% of the market price of the Shares. For purposes of the Plan the market price for the Shares is the closing price on the last business day of the Company's most recently completed fiscal quarter.

SECTION 9.        RIGHTS NOT TRANSFERABLE; RESTRICTION ON SHARES.

         Rights to purchase or receive Shares under the Plan run only to Participants and are not transferable by Participants. The Shares issued under this Plan are restricted and may not be transferred by a Participant until the Holding Period has expired. The certificates representing Shares issued under the Plan will bear a restrictive legend indicating that they may not be transferred until the Holding Period has expired.

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SECTION 10.       COMPLIANCE WITH LAWS AND REGULATIONS.

         The Plan, and the obligation of the Company to sell and/or deliver the Shares under the Plan, will be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. Shares may not be issued under this Plan prior to (i) the date upon which the Company has registered the Shares to be issued under the Securities Act of 1933, as amended (the "1933 Act"), and the completion of any registration or qualification of such Shares under state law, or any ruling or regulation of any government body which the Company, in its sole discretion, determines to be necessary or advisable in connection therewith, or (ii) receipt by the Company of an opinion from counsel to the Company stating that the issuance of such Shares may be effected without registering the Shares under the 1933 Act or under state or other law.

11.      NO CONTRACT OF EMPLOYMENT.

         Nothing in the Plan confers on any Participant any right to continue in the employment or service of the Company or any parent or subsidiary of the Company or interfere with the right of the Company to terminate such Participant's employment or other services at any time. The establishment of the Plan will in no way, now or hereafter, reduce, enlarge or modify the employment relationship between the Company or any parent or subsidiary of the Company and the Participant.

12.      ASSUMPTION.

         The Plan may be assumed by the successors and assigns of the Company.

13.      EXPENSES.

         The Company will bear all expenses and costs in connection with administration of the Plan.

14.      AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN.

         The Board or the Committee may terminate, amend or modify the Plan at any time.

15.      LIMITATION OF LIABILITY.

         The liability of the Company under this Plan is limited to the obligations expressly set forth in the Plan, and no term or provision of this Plan will be construed to impose any further or additional duties, obligations or costs on the Company not expressly set forth in the Plan.

16.      REORGANIZATIONS.

         If a stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, reorganization, redesignation or other change in the Company's

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capitalization occurs, the Board or the Committee will proportionately adjust or substitute the aggregate number of Shares which may be granted under this Plan. The Board or the Committee will make such other adjustments to the Plan as may be appropriate and equitable.

17.      TERMINATION.

         If an Eligible Employee's employment with the Company is terminated for any reason prior to an Expiration Date, the Offering to that Eligible Employee will automatically terminate.

         If an Eligible General Manager's employment with the Company is terminated for any reason, he or she will not be entitled to a Bonus for the quarter in which his or her employment terminated. If an Eligible General Manager's employment with the Company is terminated for any reason during the period between the end of a fiscal quarter and the Bonus Pay Date for that fiscal quarter, he or she will receive their Bonus, if entitled to one, on the Bonus Pay Date.









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